Exhibit 4.1
SECOND AMENDMENT TO RIGHTS AGREEMENT
     This Second Amendment to Rights Agreement between Grey Wolf, Inc., a Texas corporation (the “Company”), and American Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”), is entered into and effective as of this 21st day of August, 2008.
     WHEREAS, the Company entered into a Rights Agreement, dated as of September 21, 1998 (the “Rights Agreement”), with American Stock Transfer & Trust Company as Rights Agent;
     WHEREAS, the Company and Rights Agent entered into the First Amendment to Rights Agreement (the “First Amendment”), dated as of April 20, 2008 in connection with the Agreement and Plan of Merger among Basic Energy Services, Inc., a Delaware corporation (“Basic”), Horsepower Holdings, Inc., a Delaware corporation, and the Company (the “Basic Merger Agreement”);
     WHEREAS, effective as of July 15, 2008, Basic and the Company terminated the Basic Merger Agreement;
     WHEREAS, the Company has determined to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Precision Drilling Trust, an Alberta unincorporated open-ended investment trust (“Precision”), the Company, and Precision Lobos Corporation, a Texas corporation and a direct, wholly-owned subsidiary of Precision (“Lobos”);
     WHEREAS, at the time of execution of this Second Amendment to Rights Agreement (the “Second Amendment”), it has not been determined whether Precision Drilling Corporation, a corporation amalgamated under the Laws of the Province of Alberta (“PDC”), will be a party to the Merger Agreement;
     WHEREAS, pursuant to Section 3.25 of the Merger Agreement, the Company is required to amend the Rights Agreement to (i) rescind the changes implemented by the First Amendment and (ii) ensure that the execution and delivery of the Merger Agreement by Precision, Lobos, and PDC, if PDC is a party to the Merger Agreement, does not make Precision, Lobos, or PDC, if PDC is a party to the Merger Agreement, an “Acquiring Person” or constitute a “Flip-In Event” under the Rights Agreement;
     WHEREAS, the Rights Agreement provides that at any time when the Right Certificates (as defined in the Rights Agreement) are redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement without the approval of any holders of Right Certificates to make any provisions with respect to the Rights which the Company may deem necessary or desirable;
     WHEREAS, as of the date of this Second Amendment to Rights Agreement (the “Second Amendment”), the Right Certificates are redeemable under the terms of the Rights Agreement;

     WHEREAS, the board of directors of the Company (the “Board of Directors”) desires to amend the Rights Agreement to assure that the transactions contemplated by the Merger Agreement will not make Precision, Lobos, or PDC, if PDC is a party to the Merger Agreement, an “Acquiring Person” under the Rights Agreement;
     WHEREAS, the Board of Directors deems it desirable to amend the Rights Agreement to rescind the changes to the Rights Agreement implemented by the First Amendment, other than the amendment to the definition of “Flip In Event” under the First Amendment;
     WHEREAS, the Board of Directors deems it desirable to effect the termination of the Rights Agreement effective immediately prior to the Effective Time (as defined in the Merger Agreement) of the merger of the Company contemplated by the Merger Agreement;
     WHEREAS, capitalized terms used and not otherwise defined in this Second Amendment have the meanings set forth in the Rights Agreement; and
     WHEREAS, the Board of Directors has determined it advisable and in the best interest of its stockholders to enter into this Second Amendment to enable the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby.
     NOW, THEREFORE, pursuant to the Company’s authority set forth in Section 27 of the Rights Agreement, the Rights Agreement hereby is amended as follows:
Section 1. Amendments
     Definition of “Acquiring Person.” The definition of “Acquiring Person” set forth in Section 1 of the Rights Agreement is hereby amended to delete the last sentence of such definition in its entirety, and replace such sentence with the following:
“Neither Precision Drilling Trust, an Alberta unincorporated open-ended investment trust (“Precision”), Precision Lobos Corporation, a Texas corporation (“Lobos”), Precision Drilling Corporation, a corporation amalgamated under the laws of the Province of Alberta (“PDC”), if PDC is a party to the Merger Agreement, nor any of their Affiliates or Associates shall become an Acquiring Person as a result of (i) the execution and delivery by the parties thereto of that certain Agreement and Plan of Merger by and among Precision, Lobos, PDC, if PDC is a party thereto, and the Company, as the same may be hereinafter amended from time to time (the “Merger Agreement”) or (ii) the consummation of any of the transactions contemplated by the Merger Agreement.”
     Definition of “Beneficial Owner.” The definition of “Beneficial Owner” set forth in Section 1 of the Rights Agreement is hereby amended to delete the last sentence in its entirety, and replace such sentence with the following:
“Notwithstanding anything in this Agreement to the contrary, neither Precision, Lobos, or PDC, if PDC is a party to the Merger

Agreement, nor any of their Affiliates shall become a Beneficial Owner as a result of (i) the execution and delivery by the parties thereto of the Merger Agreement or (ii) the consummation of any of the transactions contemplated by the Merger Agreement.”
     Section 7 and Definition of “Final Expiration Date.” Section 7(a) of the Rights Agreement is hereby amended to restate clause (i) of Section 7(a) as follows:
“(i) the earlier of the Close of Business on (x) September 18, 2008 or (y) February 28, 2009, being (the “Final Expiration Date”),”
Section 2. Execution.
     Pursuant to Section 27 of the Rights Agreement, the Rights Agent is hereby directed to execute this Second Amendment.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

GREY WOLF, INC.

By:	/s/ Donald J. Guedry, Jr.

Name: Donald J. Guedry, Jr.
Title: Vice President & Treasurer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer

Name: Herbert J. Lemmer
Title: Vice President

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